Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

jsinger@sagentpharma.com

(847) 908-1605

SAGENT PHARMACEUTICALS REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

Company Affirms 2016 Full Year Guidance

Substantial Progress against Long-Term Growth Strategy;

SCHAUMBURG, Ill., May 3, 2016 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT), a leading provider of affordable pharmaceuticals to the hospital market, today announced financial results for the quarter ended March 31, 2016.

First Quarter 2016 Highlights

•	Revenue of $67.8 million;

•	Reported gross profit of $16.8 million, or 25% of net revenue;

•	Completed sale of Sagent (China) Pharmaceuticals (“SCP”) resulting in $4.3 million net loss, while also reducing cost structure by approximately $10 million per year and strengthening development and supply relationship with long-term strategic partner

•	Adjusted EBITDA[1] of $1.7 million;

•	Net loss of $5.0 million, or diluted loss per share of $0.15, inclusive of $5.7 million (net of tax, $0.17 per share) impact of acquisition-related costs and the completion of the sale of SCP; and

•	Strengthened leadership team with the addition of Frank Harmon, EVP of Global Operations and Sean Brynjelsen, EVP of Business Development.

“While we remain confident in achieving our full year guidance, the first quarter results primarily reflect a weaker than expected cold and flu season in addition to the decline from prior year we had previously communicated,” stated Allan Oberman, chief executive officer of Sagent. “I am pleased with the substantial progress we have made against our “Triple E” growth strategy to expand our product offering, enhance operational performance and execute on strategic acquisitions. During the quarter we strengthened the leadership team, completed the disposition of SCP, pursued growth through acquisition and advanced our vertical integration strategy in Canada, all of which are focused on accelerating the growth and profitability for the Company. These accomplishments are important milestones that bolster our confidence in the achievement of our full year financial guidance, which will be driven by the launch of 5-8 new products primarily in the second half of the year.”

[1]	Adjusted Gross Profit and Adjusted EBITDA are non-GAAP measures. Please see discussion of Non-GAAP Financial Measures at the end of this press release.

Financial Results for the Quarter Ended March 31, 2016

Net revenue for the first quarter of 2016 was $67.8 million, a decline of $14.9 million, or 18%, compared to $82.6 million in the first quarter of 2015. The decline was driven by the annualization of decreases in price within the base business, primarily within the oncology portfolio and a reduction in anti-infective demand driven by weakness in cold and flu related illness. Gross profit for the first quarter of 2016 was $16.8 million, or 24.8% of net revenue, compared to $21.9 million, or 26.5% of net revenue, in the first quarter of 2015. Adjusted Gross Profit1 for the first quarter of 2016 was $17.4 million, or 25.7% of net revenue, compared to $23.5 million, or 28.4% of net revenue in the first quarter of 2015.

Total operating expenses for the first quarter of 2016 were $19.7 million, a decline of $2.4 million compared to $22.1 million for the same period in 2015. Product development expense for the first quarter of 2016 totaled $6.8 million, an increase of $1.4 million, or 27% compared to $5.3 million in the first quarter of 2015. The increase in product development spending is primarily driven by a $2.7 million write-off of API inventory based upon an in-depth evaluation of our ANDA pipeline and termination of our current Iron Sucrose development initiative. Selling, general and administrative (“SG&A”) expenses for the first quarter of 2016 totaled $12.1 million, compared to $13.1 million in the first quarter of 2015. During the first quarter of 2016, Sagent recognized $1.4 million of M&A related costs incurred for the disposition of SCP and our strategic priority to execute on M&A. During the first quarter of 2015 Sagent incurred $4.6 million of non-recurring operating expenses including $1.3 million of M&A related costs and $3.3 million of severance and other costs related to the prior year management transition. The equity in net income of joint ventures for the first quarter of 2016 totaled $0.6 million compared to $0.9 million in the first quarter of 2015.

In conjunction with the completion of the sale of SCP, the Company incurred a $6.3 million loss, primarily associated with the reversal of cumulative currency translation adjustments and transferred net working capital in excess of proceeds received, including cash to fund employee severance obligations. During the quarter, we also completed the sale of certain intellectual property, resulting in a gain on sale of $2.0 million.

Adjusted EBITDA for the first quarter of 2016 was $1.7 million, a decline of $7.3 million compared to $9.0 million in the first quarter of 2015.

Including the impact of interest, other non-operating expenses, principally a $1.0 million unrealized currency gain in 2016 and a $0.9 million unrealized currency translation loss in 2015 due to the fluctuation of the Canadian dollar, and taxes, the net loss for the three months ended March 31, 2016 was $5.0 million, compared to net loss of $1.9 million in the first quarter of 2015.

Liquidity

Our cash and cash equivalents and short term investments at March 31, 2016 were $32.6 million, and our working capital totaled $101.4 million.

Fiscal 2016 Guidance

Oberman concluded, “Our financial outlook for 2016 remains intact and current year performance will continue to be influenced by product pricing, the pace of FDA approvals and associated product launches, which we anticipate to accelerate in the second half of the year. We continue to be confident in our goal of launching 5-8 products, serving an estimated current IMS market in excess of $2.0 billion, in the current fiscal year. Our confidence is predicated upon recent FDA correspondence relating to the key product launches that will contribute to the acceleration of our growth in the second half of the year.”

Sagent’s business plan for fiscal 2016 currently anticipates:

•	Net revenue for the year to be in the range of $325 to $365 million;

•	Adjusted Gross Profit as a percentage of net revenue in the range of 27% to 30%; and

•	Operating expenses in the range of $70 to $80 million.

Based upon the above assumptions, the Company anticipates Adjusted EBITDA in the range of $35 to $50 million.

Conference Call Information

Sagent will host its 2016 first quarter conference call today beginning at 9:00 a.m. Eastern Standard Time. Please call 877-293-5456 from the United States or +1-707-287-9357 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website, www.sagentpharma.com. A replay also will be available for 14 days following the live call, and may be accessed via the Company’s website or by calling 855-859-2056, passcode 96375261.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a leading provider of affordable pharmaceuticals to the hospital market. Sagent has created a unique, global network of resources, comprising rapid development capabilities, sophisticated manufacturing and innovative drug delivery technologies, resulting in an extensive and rapidly expanding pharmaceutical product portfolio that fulfills the evolving needs of patients.

Forward-Looking Statements

Statements contained in this press release contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact, including our fiscal 2016 guidance, included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Sagent’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business as of the date of this release. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Sagent’s expectations are not predictions of future performance, and future results may substantially differ from current expectations based upon a variety of factors, risks and uncertainties affecting Sagent’s business, including, among others, our reliance upon our business partners for timely supply of sufficient high quality API and finished products in the quantities we require; the difficulty of predicting the timing or outcome of product development efforts and global regulatory approvals; the difficulty of predicting the timing and outcome of any pending litigation including litigation involving third parties that may have an impact on the timing of Sagent’s product launches; the impact of competitive products and pricing and actions by Sagent’s competitors with respect thereto; the consolidation of Sagent’s customers; the timing of product launches; compliance with FDA and other global governmental regulations by Sagent and its third party manufacturers; changes in laws and regulations; our ability to successfully integrate our Omega subsidiary; our ability to realize the expected benefits from our acquisition of and investment in our Omega subsidiary; the additional capital investments we will be required to make in Omega to achieve its manufacturing potential; the implementation and maintenance of our new enterprise resource planning software and other related applications; and other such risks detailed in Sagent’s periodic public filings with the Securities and Exchange Commission, including but not limited to Sagent’s Annual Report on Form 10-K for the period ended December 31, 2015 filed on March 7, 2016. Sagent disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law.

Non-GAAP Financial Measures

Sagent reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The press release and the accompanying schedules, as well as earnings discussions, include a discussion of Adjusted Gross Profit, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with GAAP. We define Adjusted Gross Profit as gross profit plus our share of the gross profit earned through our Sagent Agila joint venture which is included in the Equity in net income of joint ventures line on the Condensed Consolidated Statements of Operations and the impact of product-related non-cash charges arising from business combinations. We define EBITDA as net loss less interest expense, net of interest income, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as net income less interest expense, net of interest income, provision for income taxes, depreciation and amortization, stock-based compensation expense, management transition related costs, acquisition-related costs, the impact of unrealized foreign currency gains or losses, the impact of the operations of SCP while it was held for sale, the loss on sale of SCP, the gain on sale of product rights and the impact of product-related non-cash charges arising from business combinations.

We believe that Adjusted Gross Profit, EBITDA and Adjusted EBITDA are relevant and useful supplemental information for our investors. Our management believes that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliation to the most directly comparable GAAP financial measures, provides a more complete understanding of the factors and trends affecting Sagent than could be obtained absent these disclosures. Management uses Adjusted Gross Profit, EBITDA and Adjusted EBITDA and corresponding ratios to make operating and strategic decisions and evaluate our performance. We have disclosed these non-GAAP financial measures so that our investors have the same financial data that management uses with the intention of assisting you in making comparisons to our historical operating results and analyzing our underlying performance. Our management believes that Adjusted Gross Profit provides a useful supplemental tool to consistently evaluate the profitability of our products that have profit sharing arrangements. The limitation of this measure is that it includes items that do not have an impact on reported gross profit. The best way that this limitation can be addressed is by using Adjusted Gross Profit in combination with our GAAP reported gross profit. Our management believes that EBITDA and Adjusted EBITDA are useful supplemental tools to evaluate the underlying operating performance of the company on an ongoing basis. The limitation of these measures is that they exclude items that have an impact on net loss. The best way that these limitations can be addressed is by using EBITDA and Adjusted EBITDA in combination with our GAAP reported net loss. Because Adjusted Gross Profit, EBITDA and Adjusted EBITDA calculations may vary among other companies, the Adjusted Gross Profit, EBITDA and Adjusted EBITDA figures presented below may not be comparable to similarly titled measures used by other companies. Our use of Adjusted Gross Profit, EBITDA and Adjusted EBITDA is not meant to and should not be considered in isolation or as a substitute for, or superior to, any GAAP financial measure. You should carefully evaluate the attached schedule reconciling Adjusted Gross Profit to our GAAP reported gross profit and EBITDA and Adjusted EBITDA to our GAAP reported net loss for the periods presented.

Financial Tables	Schedule 1

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Three months ended March 31,
	2016	2015	$ change	% change
Net revenue	$67,795	$82,645	$(14,850)	-18%
Cost of sales	50,948	60,720	(9,772)	-16%

Gross profit	16,847	21,925	(5,078)	-23%
Gross profit as % of net revenue	24.8%	26.5%
Operating expenses:
Product development	6,757	5,315	1,442	27%
Selling, general and administrative	12,124	13,125	(1,001)	-8%
Acquisition-related costs	1,398	1,251	147	12%
Management transition costs	—	3,308	(3,308)	n/m
Equity in net income of joint ventures	(556)	(885)	(329)	-37%

Total operating expenses	19,723	22,114	(2,391)	-11%
Loss on the sale of SCP	6,341	—	6,341	n/m
Gain on the sale of product rights	(2,000)	—	(2,000)	n/m

Loss from operations	(7,217)	(189)	(7,028)	n/m
Interest income and other income (expense), net	1,094	(1,056)	2,150	n/m
Interest expense	(131)	(330)	(199)	-60%

Loss before income taxes	(6,254)	(1,575)	(4,679)	n/m
(Benefit) provision for income taxes	(1,266)	319	(1,585)	n/m

Net loss	$(4,988)	$(1,894)	$(3,094)	n/m

Net loss per common share:
Basic	$(0.15)	$(0.06)	$(0.09)	n/m
Diluted	$(0.15)	$(0.06)	$(0.09)	n/m
Weighted-average shares outstanding, basic	32,829	32,043	786
Weighted-average shares outstanding, diluted	32,829	32,043	786

Schedule 2

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	March 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,504	$28,962
Short-term investments	20,086	20,060
Accounts receivable, net of chargebacks and other deductions	49,887	51,425
Inventories, net	83,414	76,453
Due from related party	2,677	2,678
Prepaid expenses and other current assets	8,856	7,388
Assets held for sale	—	4,626

Total current assets	177,424	191,592
Property, plant, and equipment, net	23,663	19,761
Investment in joint ventures	7,664	7,108
Goodwill	26,574	25,184
Intangible assets, net	57,434	53,166
Non-current deferred tax assets	51,758	50,808
Other assets	1,451	2,113

Total assets	$345,968	$349,732

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$41,792	$43,703
Due to related party	14,392	13,754
Accrued profit sharing	5,998	7,582
Accrued liabilities	13,845	15,706
Liabilities held for sale	—	2,910

Total current liabilities	76,027	83,655
Long term liabilities:
Long-term debt	2,799	1,623
Deferred income taxes	12,361	12,021
Other long-term liabilities	1,330	1,340

Total liabilities	92,517	98,639
Total stockholders’ equity	253,451	251,093

Total liabilities and stockholders’ equity	$345,968	$349,732

Schedule 3

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three months ended March 31,				% of net revenue, three months ended March 31,
	2016	2015	$ Change	% Change	2016	2015	% Change
Adjusted Gross Profit	$17,403	$23,450	$(6,047)	-26%	25.7%	28.4%	-2.7%
Sagent portion of gross profit earned by Sagent Agila joint venture	556	885	(329)	-37%	0.8%	1.1%	-0.3%
Product-related non-cash charges arising from business combinations	—	640	(640)	n/m	0%	0.8%	-0.8%

Gross Profit	$16,847	$21,925	$(5,078)	-23%	24.8%	26.5%	-1.7%

Sagent’s business plan for fiscal 2016 currently anticipates:

% of net revenue, twelve months ended December 31, 2016
Adjusted Gross Profit	27% - 30%
Sagent portion of gross profit earned by Sagent Agila joint venture	1% - 2%
Gross Profit	26% - 28%

Schedule 3 (continued)

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three months ended March 31,
	2016	2015	$ Change	% Change
Adjusted EBITDA	$1,683	$9,007	$(7,324)	-81%
Stock-based compensation expense	1,037	1,090	(53)	-5%
Management transition related costs	—	3,308	(3,308)	n/m
Acquisition-related costs	1,398	1,251	147	-12%
Unrealized foreign exchange (gains) losses[2]	(973)	915	(1,888)	n/m
Product-related non-cash charges arising from business combinations	—	640	(640)	n/m
Operations of SCP while held for sale[3]	346	—	346	n/m
Loss on the sale of SCP[4]	6,341	—	6,341	n/m
Gain on the sale of product rights[5]	(2,000)	—	(2,000)	n/m

EBITDA	$(4,466)	$1,803	$(6,269)	n/m

Depreciation and amortization expense[1]	1,703	3,073	(1,370)	-47%
Interest expense, net	85	305	(220)	-72%
Provision (benefit) for income taxes	(1,266)	319	(1,585)	n/m

Net loss	$(4,988)	$(1,894)	$(3,094)	n/m

[1]	Amortization expense excludes $34 and $16 of amortization in the three months ended March 31, 2016 and 2015, respectively, related to deferred financing fees, which is included within interest expense and other in our Condensed Consolidated Statements of Operations for the three months ended March 31, 2016 and 2015.
[2]	Unrealized foreign exchange (gains) losses reflect the impact of foreign currency movements on intercompany loans, primarily related to the devaluation of the US dollar relative to the Canadian dollar in the current period and the inverse in the prior year period, and are included in Interest income and other income (expense), net, in our Condensed Consolidated Statements of Operations for the three months ended March 31, 2016 and 2015.
[3]	Operations of SCP while held for sale reflects the operational activity of SCP during the period. Our Board approved the sale of SCP on December 29, 2015.
[4]	Loss on the sale of SCP reflects the impact of closing on the sale transaction and eliminating the operations assets and liabilities from our financial statements as of March 22, 2016.
[5]	Gain on the sale of product rights reflect the impact of closing on the sale transaction and the benefit received from selling the product rights.

Schedule 3 (continued)

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

Sagent’s business plan for fiscal 2016 currently anticipates:

Twelve months ended December 31, 2016
Adjusted EBITDA	$35 million - $50 million
Stock-based compensation expense	$4 million - $6 million
Acquisition-related costs	$1 million - $2 million
Loss on the sale of SCP	$7 million
Gain on the sale of product rights	($2 million)
Unrealized foreign exchange losses	Nil

EBITDA	$11 million - $39 million

Depreciation and amortization expense	$9 million - $11 million
Interest expense, net	$1 million
Provision for income taxes	$8 million - $13 million

Net income	$8 million to $14 million